Exhibit 99.1

NEWS RELEASE

American Oil & Gas Inc. Updates Bakken and Three Forks Goliath Project

Drilling at Tong Trust Well is Complete and Drilling Rig Is Moving to the Ron Viall Well

DENVER, January 27, 2010 — American Oil & Gas Inc. (NYSE AMEX:AEZ) announces that drilling operations have been successfully concluded on the Tong Trust 1-20H well, located in Sections 17 and 20 of T157N-R96W, Williams County, North Dakota. An approximate 9,000’ horizontal lateral was drilled in the targeted Bakken formation. Casing, and the associated completion assembly have been run, which will facilitate up to 26 fracture stimulation stages. Completion operations are expected to commence in late February, depending on weather. The Tong Trust 1-20H well is being drilled, completed and funded under the terms of a previously announced participation agreement.

The drilling rig that was used to drill the Tong Trust well is currently being moved to American’s next well at Goliath, the Ron Viall 1-25H well located in 156N-98W Sections 24 and 25 in Williams County. The Ron Viall well is spaced on 1,280 acres and is designed for an approximate 9,000’ horizontal lateral to be drilled in the Bakken formation. Weather permitting, drilling is expected to commence on the Ron Viall well within the next two weeks and is estimated to take approximately 30 to 45 days to conclude. The Ron Viall well is not part of the previously announced participation agreement. American owns and will fund its 95% working interest in this well.

In other Goliath activity, American will participate with a non-operated approximate 6% working interest in the Heidi 1-4H well which is located on the western edge of the Goliath project area, in 156N-99W, Section 4. The Heidi well is permitted as a horizontal test of the Three Forks Formation. This well is spaced on 640 acres and drilling is currently anticipated to commence in early February.

Pat O’Brien, CEO of American commented, “We are pleased to report that the drilling of our Tong Trust well has been successfully concluded in a timely manner and that our second Bakken well is expected to start drilling in a matter of days. Additionally, a number of Bakken and Three Forks wells are either underway or planned by other operators within and in close proximity to our acreage. The information obtained from this initial drilling activity is expected to provide important data regarding our acreage position.”

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.

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This release and the Company’s website referenced in this release may contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 - Denver, CO 80265	303.449.1184

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